Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: April 22, 2013	Contact: Samuel G. Stone
NASDAQ Symbol: FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES

FIRST QUARTER 2013 RESULTS

Highlights Include:

●	For the first quarter of 2013, diluted earnings per share of $0.33were32% over the $0.25 for the first quarter of 2012
●	Increases in book value per share and tangible book value pershare
●	Planned consolidation of Firstbank charters completed on schedule with little or no disruption of customer service
●	Provision expense down 4.5% from the fourth quarter of 2012 and down 49% from the year-ago first quarter
●	Non-accrual loans down 18% in the quarter and down 41% from year-ago with performing adjusted loans (TDRs) flat with prior quarter; other real estate owned 12% less than year-ago
●	Ratio of allowance for loan losses to loans at2.17%, compared to 2.16% a year ago
●	Equity ratios remained strongwith all affiliate banks continuing to exceed regulatory well-capitalized requirements

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced net income of $2,863,000 for the first quarter of 2013, increasing 18.5% from $2,417,000 for the first quarter of 2012, with net income available to common shareholders of $2,648,000 in the first quarter of 2013 increasing 32.6% from $1,997,000 in the first quarter of 2012. Earnings per share were $0.33 in the first quarter of 2013 compared to $0.25 in the first quarter of 2012. Returns on average assets and average equity for the first quarter of 2013 were 0.77% and 7.9%, respectively, compared to 0.66% and 6.3% respectively in the first quarter of 2012.

Firstbank effected the consolidation of its four Firstbank charters into one bank charter on February 1, 2013, in accordance with previously announced plans, with Keystone Community Bank continuing as a separate charter.

Book value per share and tangible book value per share increased in the first quarter of 2013 as earnings exceeded dividends. Book value per share increased to $16.49 at March 31, 2013, from $16.26 at December 31, 2012, and $15.76 at March 31, 2012. Tangible book value per share increased to $11.96 at March 31, 2013, from $11.71 at December 31, 2012, and $11.10 at March 31, 2012.

Mr. Sullivan stated, “This quarter was important for our company, and our staff has performed admirably. The consolidation of our four Firstbank charters into one, with Keystone Community Bank remaining a separate charter, became effective as of February 1st, and the transition was very smooth. Our people in each local market continue with their same responsibilities and are taking care of customer needs with the same tradition of community banking that has always been and continues to be a hallmark of our company. Our customers hardly notice a change. We already are seeing the benefit of regulatory efficiencies, which frees up more time for our people to work with customers and prospects. Some back room changes have already been accomplished and more are on schedule, and our goal is to gain operating efficiencies without customer disruption.

“Strong mortgage refinance business and a very hard working mortgage staff have continued to provide a boost to earnings while loan demand in the Michigan economy continues to lag. We are ready, willing, and able to increase lending when quality demand materializes.

“As has become more common in the industry, we had a quarter in which our provision expense was less than our net charge-offs. This condition is created when reserves were provided in the past for loans that were previously identified as problems, and the loans then reach the point of charge-off. In the largest case of this nature for us in the first quarter, we successfully auctioned a troubled loan and received a price which did result in a charge-off; however the charge-off amount was over $600,000 less than the specific reserve that we previously had set aside.

“As we look to the future, our capital ratios continue to be strong and are building even further, and we are accumulating cash with the intention of redeeming all of the $17 million preferred series “A” stock that remains outstanding. The dividend rate on this preferred stock continues at a cost-effective 5%. Subject to regulatory approval we expect to accomplish the redemption well before the dividend steps up to 9% in February of 2014. As the timing becomes clearer, we anticipate announcing further details in the future.

“I sense a lot of enthusiasm among our staff for the outlook for our company, our state, and our communities. They are dedicated servants of our shareholders and customers, and we owe them much thanks for the progress of our earnings and stock price.”

Provision for Loan Losses. The provision for loan losses, at $1,278,000 in the first quarter of 2013, was 4.5% less than the amount required in the fourth quarter of 2012 and was 49% less than the amount in the year-ago first quarter. Net charge-offs of $1,770,000 in the first quarter included $599,000 that had been specifically reserved in periods prior to the beginning of 2013, making it unnecessary to provide the full amount of net charge-offs in the quarter. The provision expense of $1,278,000 in the first quarter of 2013 did exceed the amount of net charge-offs that had not been previously reserved, which amounted to $1,171,000. The level of provision expense and other expenses related to management and collection of the loan portfolio, while coming down, continue to be the major impediments to higher levels of profitability.

Net Interest Income. Net interest income, at $13,012,000 in the first quarter of 2013 decreased 5.5%, compared to the first quarter of 2012, as a result of a 20 basis point decline in net interest margin. Firstbank’s net interest margin was 3.83% in the first quarter of 2013, decreasing from 3.91% in the fourth quarter of 2012 and 4.03% in the first quarter of 2012. Loan demand remains weak, resulting in the allocation of more earning assets to the investment portfolio versus the higher-yielding loan portfolio. Also, competitive pricing pressure is forcing yields lower on some loan renewals. The cost of funds to average earning assets declined by 4 basis points, to 0.48% in the first quarter of 2013 from 0.52% in the fourth quarter of 2012, while the yield on average earning assets declined by a greater 11 basis points, to 4.31% in the first quarter of 2013 from 4.42% in the fourth quarter of 2012.

Non-interest Income. Total non-interest income, at $2,895,000 in the first quarter of 2013, was 9.9% lower than in the first quarter of 2012. Although mortgage refinance activity remains at a strong level, gain on sale of mortgages, at $1,561,000 in the first quarter of 2013, decreased 8.6% compared to the fourth quarter of 2012 and was 7.9% below the year-ago level. The category of “other” non-interest income, at $400,000 in the first quarter of 2013, was 43% less than the amount in the fourth quarter of 2012 and 26% less than in the first quarter of 2012. Included in this category of income was a $54,000 net gain on sale of other real estate owned in the first quarter of 2013, compared to a net gain of $214,000 in the fourth quarter of 2012 and a net gain of $219,000 in the first quarter of 2012. Adjustments to the fair value of loan rate and sale commitments contributed a positive $104,000 to this category of income in the fourth quarter of 2012, but a negative $19,000 in the first quarter of 2013.

Non-interest Expense. Total non-interest expense, at $10,601,000 in the first quarter of 2013, was 5.1% lower than the level in the fourth quarter of 2012 and was 4.0% lower than the level in the first quarter of 2012. Salaries and employee benefits were 4.2% higher than in the fourth quarter of 2012 and increased 4.4% compared to the year-ago first quarter. For the first quarter of 2013 compared to the prior quarter, the salary and wage component decreased 2.4%, and benefits increased 34.1% due to higher medical plan costs and taxes that are seasonally higher earlier in each year. Occupancy and equipment costs were 0.1% less than the amount in last year’s first quarter. FDIC insurance premium expense, at $259,000 in the first quarter of 2013, was 31% less than the level in the first quarter of 2012 due to the timing of expense recognition related to the FDIC’s change in methodology for assessing premiums based on assets rather than deposits. The category of “other” non-interest expense, totaling $2,963,000 in the first quarter of 2013, decreased 24.0% compared to the fourth quarter of 2012 and decreased 15.3% compared to the first quarter of 2012, due to several factors. Contributing to this beneficial comparison was a $600,000 one-time charge to cover the costs of closing five branches, certain adjustments to supplies inventory, and other consolidation related expenses incurred in the fourth quarter of 2012 that did not recur in the first quarter of 2013. Write-downs of valuations of other real estate owned (OREO) and expenses related to OREO also vary quarter to quarter and impact the other expense category. Write-downs of valuations of other real estate owned were $61,000 in the first quarter of 2013, decreased from $193,000 in the fourth quarter of 2012 and $326,000 in the first quarter of 2012.

Total Assets. Total assets of Firstbank Corporation at March 31, 2013, were $1.515 billion, a decrease of 1.2% from year-ago. Evidencing the weak loan demand in our markets, total portfolio loans of $961 million were down 0.3% from the level at December 31, 2012, and decreased 2.1% from March 31, 2012. Commercial and commercial real estate loans decreased 2.8% from year ago, but increased 0.5% in the first quarter of 2013, and real estate construction loans decreased 1.9% from year ago, including a 2.7% decrease in the first quarter of 2013. Residential mortgage loans decreased 2.1% from year ago, including a 0.7% decrease in the first quarter of 2013. Consumer loans were 2.9% above year ago, even though decreasing 1.6% in the first quarter of 2013. While Firstbank has ample capital and funding resources to increase loans on its balance sheet, demand for funds for new ventures by quality borrowers remains weak. Also, the strong mortgage refinance activity has resulted in many mortgage loans being financed in the secondary market rather than on the balance sheet of the company. Total deposits as of March 31, 2013, were $1.257 billion, compared to $1.253 billion at March 31, 2012, an increase of 0.3%. Core deposits at March 31, 2013, were 0.3% above the year-ago level, and they increased $15.8 million in the first quarter of 2013, mostly in interest bearing demand and savings deposits.

Net Charge-offs. Net charge-offs were $1,770,000 in the first quarter of 2013, increasing from $1,331,000 in the fourth quarter of 2012 but decreased from $2,293,000 in the first quarter of 2012. In the first quarter of 2013, net charge-offs annualized represented 0.73% of average loans, compared to 0.55% in the fourth quarter of 2012 and 0.94% in the first quarter of 2012.

Allowance and Asset Quality. At the end of the first quarter of 2013 the ratio of the allowance for loan losses to loans was 2.17%, compared to 2.21% at December 31, 2012, and nearly the same as the 2.16% at March 31, 2012. Performing adjusted loans (troubled debt restructurings, or TDRs) were $20,898,000 at March 31, 2013, compared to $20,720,000 at December 31, 2012, and $18,115,000 at March 31, 2012. Loans past due over 90 days and accruing interest were $64,000 at March 31, 2013, compared to $37,000 at December 31, 2012, and reduced from the $1,185,000 amount at March 31, 2012. Non-accrual loans were $12,872,000 at March 31, 2013, a decrease of 17.8% from the level at December 31, 2012, and a decrease of 40.9% from the $21,782,000 amount at March 31, 2012.

Other real estate owned increased to $3,541,000 at March 31, 2013, compared to the $2,925,000 level at December 31, 2012, but was down 12% from the $4,022,000 level at March 31, 2012.

Equity to Assets Ratio. The ratio of average equity to average assets was a strong 9.8% in the first quarter of 2013, increasing 10 basis points from the prior quarter. The decline in this ratio from 10.3% in the first quarter of 2012 reflects the repurchase in 2012 of $16 million of the original $33 million outstanding of preferred stock and the repurchase and retirement of all outstanding warrants. All of Firstbank Corporation’s affiliate banks continue to meet regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning redemption of preferred stock, future business growth, changes in interest rates, loan charge-off rates, demand for new loans, future profitability, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)

UNAUDITED

	Three Months Ended:
	Mar 31 2013	Dec 31 2012	Mar 31 2012
Interest income:
Interest and fees on loans	$13,284	$13,769	$14,568
Investment securities
Taxable	962	1,004	1,221
Exempt from federal income tax	371	324	283
Short term investments	55	49	54
Total interest income	14,672	15,146	16,126

Interest expense:
Deposits	1,350	1,428	1,892
Notes payable and other borrowing	310	374	467
Total interest expense	1,660	1,802	2,359

Net interest income	13,012	13,344	13,767
Provision for loan losses	1,278	1,338	2,494
Net interest income after provision for loan losses	11,734	12,006	11,273

Noninterest income:
Gain on sale of mortgage loans	1,561	1,707	1,695
Service charges on deposit accounts	1,020	1,053	1,058
Gain on trading account securities	0	3	1
Gain on sale of AFS securities	50	2	13
Mortgage servicing	(136)	(57)	(94)
Other	400	703	541
Total noninterest income	2,895	3,411	3,214

Noninterest expense:
Salaries and employee benefits	5,918	5,677	5,670
Occupancy and equipment	1,359	1,240	1,361
Amortization of intangibles	102	102	145
FDIC insurance premium	259	256	374
Other	2,963	3,899	3,497
Total noninterest expense	10,601	11,174	11,047

Income before federal income taxes	4,028	4,243	3,440
Federal income taxes	1,165	1,245	1,023
Net Income	2,863	2,998	2,417
Preferred Stock Dividends	215	215	420
Net Income available to Common Shareholders	$2,648	$2,783	$1,997

Fully Tax Equivalent Net Interest Income	$13,232	$13,538	$13,896

Per Share Data:
Basic Earnings	$0.33	$0.35	$0.25
Diluted Earnings	$0.33	$0.35	$0.25
Dividends Paid	$0.06	$0.21	$0.06

Performance Ratios:
Return on Average Assets (a)	0.77%	0.79%	0.66%
Return on Average Equity (a)	7.9%	8.1%	6.3%
Net Interest Margin (FTE) (a)	3.83%	3.91%	4.03%
Book Value Per Share (b)	$16.49	$16.26	$15.76
Tangible Book Value per Share (b)	$11.96	$11.71	$11.10
Average Equity/Average Assets	9.8%	9.7%	10.3%
Net Charge-offs	$1,770	$1,331	$2,293
Net Charge-offs as a % of Average Loans (c)(a)	0.73%	0.55%	0.94%

(a) Annualized

(b) Period End

(c) Total loans less loans held for sale

FIRSTBANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

UNAUDITED

	Mar 31 2013	Dec 31 2012	Mar 31 2012
ASSETS

Cash and cash equivalents:
Cash and due from banks	$23,275	$38,544	$26,452
Short term investments	90,419	63,984	85,863
Total cash and cash equivalents	113,694	102,528	112,315

Securities available for sale	360,942	353,684	357,970
Federal Home Loan Bank stock	7,266	7,266	7,266
Loans:
Loans held for sale	3,022	2,921	5,417
Portfolio loans:
Commercial	150,845	149,265	156,294
Commercial real estate	358,957	357,831	367,972
Residential mortgage	329,428	331,896	336,658
Real estate construction	56,940	58,530	58,062
Consumer	65,148	66,240	63,326
Total portfolio loans	961,318	963,762	982,312
Less allowance for loan losses	(20,848)	(21,340)	(21,220)
Net portfolio loans	940,470	942,422	961,092

Premises and equipment, net	24,499	24,356	24,845
Goodwill	35,513	35,513	35,513
Other intangibles	863	965	1,302
Other assets	29,234	29,107	27,831
TOTAL ASSETS	$1,515,503	$1,498,762	$1,533,551

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$243,126	$251,109	$220,653
Interest bearing accounts:
Demand	371,929	348,598	354,889
Savings	281,043	265,323	262,734
Time	343,495	358,791	397,463
Wholesale CD's	17,285	17,580	17,563
Total deposits	1,256,878	1,241,401	1,253,302

Securities sold under agreements to repurchase and overnight borrowings	43,065	42,785	55,047
FHLB Advances and notes payable	19,959	22,493	24,426
Subordinated Debt	36,084	36,084	36,084
Accrued interest and other liabilities	10,150	8,941	7,236
Total liabilities	1,366,136	1,351,704	1,376,095

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000 shares authorized, 33,000 outstanding	16,912	16,908	32,800
Common stock; 20,000,000 shares authorized	115,861	115,621	115,888
Retained earnings	13,085	10,921	5,485
Accumulated other comprehensive income	3,509	3,608	3,283
Total shareholders' equity	149,367	147,058	157,456
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,515,503	$1,498,762	$1,533,551

Common stock shares issued and outstanding	8,032,661	8,001,903	7,911,209
Principal Balance of Loans Serviced for Others ($mil)	$606.7	$608.2	$593.2

Asset Quality Information:
Performing Adjusted Loans (TDRs) (b)	20,898	20,720	18,115
Loans Past Due over 90 Days	64	37	1,185
Non-Accrual Loans	12,872	15,668	21,782
Other Real Estate Owned	3,541	2,925	4,022
Allowance for Loan Loss as a % of Loans (a)	2.17%	2.21%	2.16%

Quarterly Average Balances:
Total Portfolio Loans (a)	$963,994	$968,509	$980,115
Total Earning Assets	1,396,999	1,381,004	1,384,056
Total Shareholders' Equity	147,386	145,186	156,218
Total Assets	1,508,084	1,496,135	1,509,777
Diluted Shares Outstanding	8,063,604	7,994,996	7,902,624

(a) Total Loans less loans held for sale

(b) Troubled Debt Restructurings in Call Reports